PHOTRONICS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	February 1,	February 2,
	2015	2014
Reconciliation of GAAP to Non-GAAP Net Income
Attributable to Photronics, Inc. Shareholders

GAAP net income attributable to Photronics, Inc. shareholders	$3,837	$1,993

(a) Financing expenses, net of tax	901	-

(b) Acquisition transaction expenses, net of tax	-	437

Non-GAAP net income attributable to Photronics, Inc. shareholders	$4,738	$2,430

Reconciliation of GAAP to Non-GAAP Net Income
Applicable to Common Shareholders

Weighted average number of diluted shares outstanding

GAAP	67,020	62,136

Non-GAAP	67,020	62,136

Net income per diluted share

GAAP	$0.06	$0.03

Non-GAAP	$0.07	$0.04

(a)	Represents financing expenses related to the exchange of $57.5 million of 3.25% convertible senior notes, recorded in other expense, net
(b)	Represents transaction expenses in connection with the acquisition of DNP Photomask Technology Taiwan Co., Ltd., a wholly-owned subsidiary of Dai Nippon Printing Co., Ltd.